EX-28.d.1.fff

DFA INVESTMENT DIMENSIONS GROUP INC.

WORLD CORE EQUITY PORTFOLIO

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made this 25th day of July, 2011, and amended as of _________, 2014, by and between DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation (the “Fund”), and DIMENSIONAL FUND ADVISORS LP, a Delaware limited partnership (the “Advisor”).

1.           Duties of Advisor.  The Fund hereby employs the Advisor to manage the investment and reinvestment of the assets of the World Core Equity Portfolio (formerly, Dimensional Retirement Equity Fund II) (the “Portfolio”), to continuously review, supervise, and administer the Portfolio’s investment program, to determine in its discretion the securities to be purchased or sold and the portion of the Portfolio’s assets to be uninvested, to provide the Fund with records concerning the Advisor’s activities which the Fund is required to maintain, and to render regular reports to the Fund’s officers and the Board of Directors of the Fund, all in compliance with the objectives, policies, and limitations set forth in the Portfolio’s prospectus and applicable laws and regulations.  The Advisor accepts such employment and agrees to provide, at its own expense, the office space, furnishings and equipment, and the personnel required by it to perform the services described herein on the terms and for the compensation provided herein.

2.           Portfolio Transactions.  The Advisor is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Portfolio and is directed to use its best effort to obtain the best available prices and most favorable executions, except as prescribed herein.  It is understood that the Advisor will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or to the Portfolio, or be in breach of any obligation owing to the Fund or to the Portfolio under this Agreement, or otherwise, solely by reason of its having caused the Portfolio to pay a member of a securities exchange, a broker, or a dealer a commission for effecting a securities transaction for the Portfolio in excess of the amount of commission another member of an exchange, broker, or dealer would have charged if the Advisor determines in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker, or dealer, viewed in terms of that particular transaction or the Advisor’s overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion.  The Advisor will promptly communicate to the officers and directors of the Fund such information relating to transactions for the Portfolio as they may reasonably request.

3.           Compensation of the Advisor.  For the services to be rendered by the Advisor as provided in Section 1 of this Agreement, the Fund shall pay to the Advisor, at the end of each month, a fee equal to one-twelfth of 0.30% of the Portfolio’s net assets.  In the event that this Agreement is terminated at other than a month-end, the fee for such month shall be prorated, as applicable.

4.           Other Services.  At the request of the Fund, the Advisor, in its discretion, may make available to the Fund office facilities, equipment, personnel, and other services.  Such office facilities, equipment, personnel, and services shall be provided for or rendered by the Advisor and billed to the Fund at the Advisor’s cost and, where applicable, the cost thereof shall be apportioned among the several Portfolios of the Fund proportionate to their respective utilization thereof.

5.           Reports.  The Fund and the Advisor agree to furnish to each other information with regard to their respective affairs as each may reasonably request.

6.           Status of the Advisor.  The services of the Advisor to the Fund, or with respect to the Portfolio, are not to be deemed exclusive, and the Advisor shall be free to render similar services to others, as long as its services to the Fund or to the Portfolio are not impaired thereby.  The Advisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way, or otherwise be deemed an agent of the Fund.

7.           Liability of Advisor.  No provision of this Agreement shall be deemed to protect the Advisor against any liability to the Fund or the shareholders of the Portfolio to which it might otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

8.           Permissible Interests.  Subject to and in accordance with the charters of the Fund and the Advisor, respectively, directors, officers, and shareholders of the Fund are or may be interested in the Advisor (or any successor thereof) as directors, officers, or shareholders, or otherwise; directors, officers, agents, and shareholders of the Advisor are or may be interested in the Fund as directors, officers, shareholders, or otherwise; and the Advisor (or any successor) is or may be interested in the Fund as a shareholder or otherwise and the effect of any such interrelationships shall be governed by said charters and the provisions of the Investment Company Act of 1940, as amended (the “1940 Act”).

9.           Duration and Termination.  This Agreement shall become effective on __________, 2014 (the “Effective Date”) and shall continue in effect until__________, 2015, and thereafter, only if such continuance is approved at least annually by a vote of the Fund’s Board of Directors, including the vote of a majority of the directors who are not parties to this Agreement or interested persons of any such party, cast in person, at a meeting called for the purpose of voting such approval.  In addition, the question of continuance of this Agreement may be presented to the shareholders of the Fund; in such event, such continuance shall be effected only if approved by the affirmative vote of the holders of a majority of the respective outstanding voting securities of the Portfolio.

This Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Directors of the Fund or by vote of the holders of a majority of the respective outstanding voting securities of the Portfolio, on sixty days written notice to the Advisor.

This Agreement shall automatically terminate in the event of its assignment.

This Agreement may be terminated by the Advisor after ninety (90) days’ written notice to the Fund.

Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed post-paid, to the other party at any office of such party.

As used in this section, the terms “assignment,” “interested persons,” and a “vote of the holders of majority of the outstanding securities” shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19), Section 2(a)(42) of the 1940 Act and Rule 18f-2 thereunder.

10.           Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be executed this ____ day of ____________, 2014.

DIMENSIONAL FUND ADVISORS LP	DFA INVESTMENT DIMENSIONS GROUP INC.

By: DIMENSIONAL HOLDINGS INC., General Partner

By: ___________________________	By: ____________________________________
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